NEWS RELEASE
Contact: Troy D. Cook
Executive Vice President &
Chief Financial Officer
913-327-3109

NPC International, Inc. Reports First Quarter 2011 Results

Overland Park, Kansas, (April 28, 2011) - NPC International, Inc. (the “Company”), today reported results for its first fiscal quarter ended March 29, 2011.

FIRST QUARTER HIGHLIGHTS:

•	Comparable store sales decreased 4.7% rolling over a strong increase of 10.2% last year.
•	Adjusted EBITDA (reconciliation attached) of $32.6MM was $0.2MM greater than last year on improved margins.
•	Net income of $9.5MM was flat with last year.
•	Free Cash Flow (reconciliation attached) was $24.6MM or 75% of Adjusted EBITDA.
•	Debt has been reduced by $29.7MM from last fiscal year end while cash balances only declined by $4.4MM to $39.8MM.
•
The Company’s leverage ratio declined to 3.51X Consolidated EBITDA, as defined in our Credit Agreement, from 3.80X at last fiscal year end,  compared to our existing maximum leverage covenant of 4.25X.  Including the benefit of excess cash balances of $36.1MM, our leverage ratio would have improved to 3.17X.

The Company’s quarterly financial statements and Management’s Discussion and Analysis of Financial Condition and Results of Operations are set forth in the Company’s Form 10-Q for the fiscal quarter ended March 29, 2011 which can be accessed at www.sec.gov.

NPC’s President and CEO Jim Schwartz said, “We are pleased to post increased Adjusted EBITDA compared to last year on the strength of improved margins despite soft comparable store sales as we rolled over the extremely successful launch of $10 Any Pizza from a year ago.

During the quarter we continued to seed our simplified menu pricing strategy while also leveraging our innovation platform with the introduction of the Big Dipper Pizza and delivering discrete value with our $10 Any Pan Pizza Promotion.

Our margins benefited from the transition to simplified pricing and product innovation as exhibited by our lower cost of sales as compared to last year despite higher commodity costs in the current year.  We overcame the impact of sales deleveraging on our direct labor costs due to the benefit of the higher average selling price associated with simplified pricing and excellent labor productivity.

We are pleased to report that our free cash flow generation remained very strong at $24.6 million or 75% of Adjusted EBITDA this quarter.  As a result, our cash balances only declined by $4.4 million from last fiscal year end despite paying down debt by $29.7 million and improving our leverage ratio from 3.80X to 3.51X.  Including the benefit of our excess cash balances, our leverage position at the end of the quarter would have been 3.17X.

We are pleased with our performance this quarter especially considering the extremely competitive environment, adverse weather conditions early in the quarter and the economic pressures affecting the consumer.  We remain optimistic about the balance of the fiscal year and look forward to sharing our progress with our stakeholders.”

CONFERENCE CALL INFORMATION:

The Company’s first quarter earnings conference call will be held Friday, April 29, 2011 at 9:00 am CDT. You can access this call by dialing 800-706-7741.  The international number is 617-614-3471. The access code for the call is 44007624.

Go to www.npcinternational.com and click on the Thomson Financial logo in the investor information section or go to www.earnings.com.

For those unable to participate live, a replay of the call will be available until May 6, 2011 by dialing 888-286-8010 or by dialing international at 617-801-6888.  The access code for the replay is 27190704.

A replay of the call will also be available at the Company’s website at www.npcinternational.com.

NPC International, Inc. is the world’s largest Pizza Hut franchisee and currently operates 1,136 Pizza Hut restaurants and delivery units in 28 states.

For more complete information regarding the Company’s financial position and results of operations, investors are encouraged to review the Company’s  quarterly financial statements and Management’s Discussion and Analysis of Financial Condition and Results of Operations, incorporated into the Company’s Form 10-Q which can be accessed at www.sec.gov.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995
Certain statements contained in this news release that do not relate to historical or current facts constitute forward-looking statements. These include statements regarding our plans and expectations.  Forward-looking statements are subject to inherent risks and uncertainties and there can be no assurance that such statements will prove to be correct.  NPC’s actual results may vary materially from those anticipated in such forward-looking statements as a result of a number of factors, including lower than anticipated consumer discretionary spending; continued deterioration in general economic conditions; competition in the quick service restaurant market; adverse changes in food, labor and other costs; price inflation or deflation; and other factors. These risks and other risks are described in NPC’s filings with the Securities and Exchange Commission, including NPC’s Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Copies of these filings may be obtained by contacting NPC. All forward-looking statements made in this news release are made as of the date hereof. NPC does not intend to update these forward-looking statements and undertakes no duty to any person to provide any such update under any circumstances. Investors are cautioned not to place undue reliance on any forward-looking statements.

NPC INTERNATIONAL, INC.
Consolidated Statements of Income
(Dollars in thousands)
(Unaudited)

	13 Weeks Ended
	March 29, 2011		March 30, 2010

Net product sales	$239,623	100.0%	$252,629	100.0%
Fees and other income (1)	11,505	4.8%	11,827	4.7%
Total sales	251,128	104.8%	264,456	104.7%
Comparable store sales (net product sales only)	-4.7%		10.2%

Cost of sales (2)	69,787	29.1%	75,971	30.1%
Direct labor (3)	70,238	29.3%	74,887	29.6%
Other restaurant operating expenses (4)	74,787	31.2%	77,991	30.9%
General and administrative expenses (5)	12,807	5.3%	12,146	4.8%
Corporate depreciation and amortization of intangibles	2,960	1.2%	2,839	1.1%
Other	39	0.1%	360	0.2%
Total costs and expenses	230,618	96.2%	244,194	96.7%
Operating income	20,510	8.6%	20,262	8.0%
Interest expense (6)	(6,749)	-2.8%	(7,525)	-3.0%
Income before income taxes	13,761	5.8%	12,737	5.0%
Income tax expense	4,255	1.8%	3,277	1.3%

Net income	$9,506	4.0%	$9,460	3.7%

Percentages are shown as a percent of net product sales.

Capital Expenditures	$3,360		$3,925
Cash Rent Expense	$12,770		$12,873

(1)	Fees and other income decreased due to decreased delivery transactions.
(2)
Cost of sales, as a percentage of net product sales, decreased primarily due to higher net pricing and favorable product mix changes which more than offset higher ingredient costs, primarily meat and dough.

(3)
Direct labor, as a percentage of net product sales, decreased largely due to the benefit of higher net pricing, lower average wage rates, and excellent labor controls, which more than offset sales deleveraging on fixed and semi-fixed costs.

(4)
Other restaurant operating expenses, as a percentage of net product sales, increased largely due to the sales deleveraging effect on fixed and semi-fixed costs, primarily occupancy costs and higher delivery driver reimbursement expenses driven mostly by increased fuel costs.

(5)	G&A expenses increased due primarily to the reinstatement of certain incentive compensation programs.
(6)	Interest expense declined primarily due to lower average debt levels than the prior year.

Note:  The explanations above are abbreviated disclosures.  For complete disclosure see Management’s Discussion and Analysis in our Form 10-Q filed with the SEC.

NPC INTERNATIONAL, INC.
Condensed Consolidated Balance Sheets
(Dollars in thousands)
(Unaudited)

	March 29, 2011	December 28, 2010
Assets
Current assets:
Cash and cash equivalents	$39,809	$44,159
Other current assets	22,296	21,727
Total current assets	62,105	65,886

Facilities and equipment, net	137,590	143,713
Franchise rights, net	396,886	399,248
Other noncurrent assets	216,933	216,381
Total assets	$813,514	$825,228
Liabilities and Stockholders' Equity
Current liabilities:
Current portion of debt	$-	$29,670
Other current liabilities	79,553	76,404
Total current liabilities	79,553	106,074

Long-term debt, less current portion	372,700	372,700
Other noncurrent liabilities	168,722	164,122
Total liabilities	620,975	642,896
Stockholders' equity	192,539	182,332
Total liabilities and stockholders' equity	$813,514	$825,228

NPC INTERNATIONAL, INC.
 Condensed Consolidated Statements of Cash Flows
 (Dollars in thousands)
(Unaudited)

	13 Weeks Ended
	March 29, 2011	March 30, 2010
Operating activities
Net income	$9,506	$9,460
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	11,771	11,423
Amortization of debt issue costs	635	640
Deferred income taxes	3,027	(57)
Other adjustments	69	328
Changes in assets and liabilities, excluding acquisitions:
Assets	(1,348)	(1,602)
Liabilities	4,274	11,089
Net cash provided by operating activities	27,934	31,281
Investing activities
Capital expenditures	(3,360)	(3,925)
Proceeds from sale or disposition of assets	260	2,068
Net cash used in investing activities	(3,100)	(1,857)
Financing activities
Payments on term bank facilities	(29,670)	(31,340)
Proceeds from sale-leaseback transactions	486	-
Other	-	(73)
Net cash used in financing activities	(29,184)	(31,413)
Net change in cash and cash equivalents	(4,350)	(1,989)
Beginning cash and cash equivalents	44,159	14,669
Ending cash and cash equivalents	$39,809	$12,680

NPC INTERNATIONAL, INC.
Reconciliation of Non-GAAP Financial Measures
(in thousands)
(Unaudited)

	13 Weeks Ended
	March 29, 2011	March 30, 2010
Adjusted EBITDA:
Net income	$9,506	$9,460
Adjustments:
Interest expense	6,749	7,525
Income tax expense	4,255	3,277
Depreciation and amortization	11,771	11,423
Net facility impairment charges	79	407
Pre-opening expenses and other	239	284
Adjusted EBITDA (1)	$32,599	$32,376
Adjusted EBITDA Margin(2)	13.6%	12.8%

Free Cash Flow:
Net cash provided by operating activities	$27,934	$31,281
Less:
Capital expenditures	(3,360)	(3,925)
Free Cash Flow (3)	$24,574	$27,356

Unit Count Activity

	13 Weeks Ended
	March 29, 2011	March 30, 2010

Beginning of period	1,136	1,149
Developed	1	-
Closed	(1)	(2)
End of period	1,136	1,147

Equivalent units(4)	1,134	1,146

(1) The Company defines Adjusted EBITDA as consolidated net income plus interest, income taxes, depreciation and amortization, facility impairment charges and pre-opening expenses. The Company has substantial interest expense relating to the financing of the acquisition of us in 2006 and substantial depreciation and amortization expense relating to the acquisition of us in 2006 and to our acquisition of units in recent years.  Management believes the elimination of these items, as well as taxes, pre-opening and other expenses and facility impairment charges give investors useful information to compare the performance of our core operations over different periods.  Adjusted EBITDA is not a measure of financial performance under generally accepted accounting principles.  Adjusted EBITDA has limitations as an analytical tool, and should not be considered in isolation from, or as a substitute for analysis of, the Company’s financial information reported under generally accepted accounting principles.  Adjusted EBITDA, as defined above, may not be similar to EBITDA measures of other companies. The Company has included Adjusted EBITDA as a supplemental disclosure because management believes that Adjusted EBITDA provides investors a helpful measure for comparing the Company’s operating performance with the performance of other companies that have different financing and capital structures or tax rates.

(2) Calculated as a percentage of net product sales.

(3) The Company defines Free Cash Flow as cash flows from operations less capital expenditures. Management believes that the free cash flow measure is important to investors to provide a measure of how much cash flow is available, after current changes in working capital and acquisition of property and equipment, to be used for working capital needs or for strategic opportunities, including servicing debt, making acquisitions, and making investments in the business.  It should not be inferred that the entire Free Cash Flow amount is available for discretionary expenditures.

 (4) Equivalent units represent the number of units open at the beginning of a given period, adjusted for units opened, closed, acquired or sold during the period on a weighted average basis.

7300 W 129th St
Overland Park, KS 66213